Exhibit 99.1

4Front Ventures Expands Product Line Up in Illinois and Massachusetts with Smoke Breaks

Mini Pre-Rolls Designed for Every Occasion

PHOENIX, Aug. 7, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQX: FFNTF) ("4Front" or the "Company"), a vertically-integrated, multi-state cannabis operator and retailer, is proud to announce the launch of its latest product - Smoke Breaks. These mini pre-rolls offer a convenient and enjoyable way to unwind, perfect for any occasion.

Smoke Breaks - Mini Smokes for Every Moment

Recognizing the need for a quick respite, Smoke Breaks offers perfectly portioned 0.35g mini pre-rolls for convenient use. Each sleek, pocket-sized tin contains five mini pre-rolls, designed to fit seamlessly into any lifestyle.

Made with unbleached cones for a pure and natural smoking experience, these pre-rolls are meticulously crafted for consistency. We are excited to launch with five strains in each state: two Daytime, two Anytime, and one Nighttime. Smoke Breaks cater to diverse preferences, making it easy for consumers to take a break whenever needed.

4Front Ventures Expands Product Line Up in Illinois and Massachusetts with Smoke Breaks (CNW Group/4Front Ventures Corp.)

Smoke Breaks provide a versatile option for consumers looking for a compact and convenient pre-roll. With the introduction of Smoke Breaks, 4Front Ventures continues to demonstrate its commitment to innovation and excellence in the cannabis industry.

 "We are thrilled to introduce Smoke Breaks to our product lineup," said Andrew Thut, CEO of 4Front Ventures. "These mini pre-rolls are designed to offer our customers a convenient, high-quality cannabis experience tailored to their daily lives. Multi-packs featuring 0.35g pre-rolls are a high-growth product segment across all of our markets and now represent nearly 10% of pre-roll sales in Massachusetts and Illinois—a market we are excited to now address. This is one of many new and updated offerings planned for our markets in the coming months, and we are excited to provide more choices for our customers in our dispensaries and wholesale channels."

Smoke Breaks pre-rolls, produced in multiple strains, are now available across Mission stores in Illinois and Massachusetts. For more information visit https://missiondispensaries.com/.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator that owns or manages operations and facilities in Illinois, Massachusetts, and Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

View original content to download multimedia:https://www.prnewswire.com/news-releases/4front-ventures-expands-product-line-up-in-illinois-and-massachusetts-with-smoke-breaks-302216491.html

SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/August2024/07/c2721.html

%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, (602) 428-5337; 4Front Media Contact: pr@4frontventures.com, (602) 428-5337

CO: 4Front Ventures Corp.

CNW 07:30e 07-AUG-24